As filed with the Securities and Exchange Commission on March 26, 1999
                                                      Registration No. 333-67885
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ---------------

                                 Amendment No. 1
                                       to
                         Form S-3 Registration Statement
                        Under the Securities Act of 1933

                                ---------------

                              TERA COMPUTER COMPANY
             (Exact name of registrant as specified in its charter)

                                ---------------

              WASHINGTON                                     93-0962605
     (State or other jurisdiction                           (IRS Employer
   of incorporation or organization)                      Identification No.)


                             411 First Avenue South
                                    Suite 600
                                Seattle, WA 98104
                           (206) 701-2000 (telephone)
                           (206) 701-2500 (facsimile)
                 (Address, including zip code, and telephone and
                   facsimile numbers, including area code, of
                          principal executive offices)

                                ---------------

                   Kenneth W. Johnson, Chief Financial Officer
                              Tera Computer Company
                             411 First Avenue South
                                    Suite 600
                                Seattle, WA 98104
                           (206) 701-2000 (telephone)
                           (206) 701-2500 (facsimile)
                     (Name, address, including zip code, and
            telephone and facsimile numbers, including area code, of
                               agent for service)

                                    Copy to:
                               Christopher J. Voss
                                 Stoel Rives LLP
                          One Union Square, 36th Floor
                             Seattle, WA 98101-3197
                           (206) 624-0900 (telephone)
                           (206) 386-7500 (facsimile)

        Approximate date of commencement of proposed sale to the public:
      From time to time after this registration statement becomes effective

If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with a dividend or interest reinvestment plan, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE
=================================================================================================
Title of Each         Amount             Proposed Maximum      Proposed Maximum      Amount of
Class of Securities   to be              Offering Price Per    Aggregate Offering    Registration
Registered            Registered (1)     Share(2)              Price (2)             Fee(3)
--------------------  --------------     ------------------    ------------------    ------------
Common Stock,         1,497,929 shares   $6.50                 $6,173,430            $1,759
$.01 par value
=================================================================================================
(1) Pursuant to Rule 416 under the Securities Act of 1933, there are also being registered such indeterminate number of additional shares of Common Stock as may be issuable upon exercise of the Common Stock purchase warrants described herein pursuant to the provisions thereof regarding adjustment for stock dividends, stock splits or similar events.

(2) Of the shares being registered hereby, 161,344 are issuable upon exercise of outstanding common stock purchase warrants at an exercise price of $6.00 per share, and 536,585 are issuable upon exercise of outstanding common stock purchase warrants at an exercise price of $0.01 per share. The proposed maximum offering price per share and maximum aggregate offering price for the balance of the shares being registered hereby is calculated in accordance with Rule 457(c) under the Securities Act.

(3) A registration fee of $3,160 was paid upon filing of the initial registration statement on November 24, 1998.


The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

PROSPECTUS, Subject to Completion, dated March 26, 1999



                              TERA COMPUTER COMPANY

                        1,497,929 shares of Common Stock


     These shares of common stock are being offered and sold from time to time by certain of our current shareholders. We issued the shares, or reserved the shares for issuance, to the selling shareholders in connection with investments that the selling shareholders made in the Company in September and December 1998.

     The selling shareholders may sell the shares from time to time at fixed prices, market prices, prices computed with formulas based on market prices, or at negotiated prices, and may engage a broker or dealer to sell the shares. For additional information on the selling shareholders' possible methods of sale, you should refer to the section of this prospectus entitled "Plan of Distribution" on page 17. We will not receive any proceeds from the sale of the shares, but will bear the costs relating to the registration of the shares.

     Our common stock is traded on the Nasdaq National Market under the symbol "TERA." On March 25, 1999, the closing price for our common stock was $6.375 per share.

                              --------------------

     This shares offered in this prospectus involve a high degree of risk. You should carefully consider the "Risk Factors" beginning on page 4 in determining whether to purchase shares of our common stock.

                              --------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the shares, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                              --------------------

                   The date of this Prospectus is _____, 1999.

                                TABLE OF CONTENTS

     Section                                                         Page
     -------                                                         ----
     Our Business ....................................................  3
     Risk Factors ....................................................  4
     Capitalization .................................................. 14
     Selling Shareholders ............................................ 15
     Plan of Distribution ............................................ 17
     Experts ......................................................... 18
     Limitation of Liability and Indemnification ..................... 18
     Information Incorporated by Reference ........................... 18
     Available Information ........................................... 19


     You should rely only on information contained or incorporated by reference in this prospectus. See "Information Incorporated by Reference" on Page 18. Neither Tera nor the selling shareholders have authorized any other person to provide you with information different from that contained in this prospectus.

     The shares of common stock are not being offered in any jurisdiction where the offering is not permitted.

     The information contained in this prospectus is correct only as of the date on the cover, regardless of the date this prospectus was delivered to you or the date on which you acquired any of the shares.

                                  OUR BUSINESS

     We design and market high performance computer systems based on our unique multi-threaded architecture, the "MTA system."

     Our MTA system addresses a wide range of scientific and engineering applications, such as simulating and visualizing complex mechanical and biochemical systems. Examples of these applications include car crash simulations and molecular modeling for pharmaceutical drug design. In addition, the MTA system is suited for emerging commercial applications, such as computer-aided design and visualization, and highly data-intensive applications, such as information-on-demand across the Internet, portfolio analysis for investment analysts, and the analysis of very large collections of data to answer queries. Because it may be used to solve a wide variety of scientific, industrial and commercial problems, the MTA system is considered a general purpose supercomputer.

     We were organized in December 1987, and since then have been working to design, develop and manufacture the MTA system, including hardware and software. In April 1998, we installed a two-resource module MTA system at the San Diego Supercomputer Center, our first customer, and recognized our first revenue from system sales. In December 1998, this system was upgraded to a four-resource module system. We plan to upgrade this system to larger configurations in stages as we receive production printed circuit boards, packaged integrated circuits and other components from our vendors. We also plan additional shipments to other customers in 1999, although we presently have no contracts for other deliveries.

Our principal executive offices are located at Merrill Place, Suite 600, 411 First Avenue South, Seattle, WA 98104-2860, and our telephone number is (206) 701-2000.

                              --------------------

     "Tera" and "MTA" are trademarks of the Company. This prospectus also contains and incorporates trademarks of other companies.

                                  RISK FACTORS

--------------------------------------------------------------------------------
     You should carefully consider the following factors and other information in this prospectus before deciding to invest in shares of Tera's common stock. You should not purchase any of the shares unless you can afford a complete loss of your investment.
--------------------------------------------------------------------------------

We Have Not Completed Development of a Commercially Acceptable MTA System

     The development of a new very high performance computer system is a lengthy and technically challenging process and requires a significant investment of capital and other resources. Several companies in this market experienced extreme financial difficulty in the 1990s, including Thinking Machines Corporation, Cray Computer Corporation, Kendall Square Research Corporation and Supercomputer Systems, Inc. We first integrated multiple MTA resource modules into commercially configured computer systems only in 1998, and have not yet built the MTA system to meet stringent commercial reliability standards. To date, we have sold one MTA system to the National Science Foundation which is installed at the San Diego Supercomputer Center, and have no purchase orders for additional systems. We may not be able to meet all of the technical challenges required to integrate and complete MTA systems that satisfy internal performance specifications and that are commercially acceptable.

Completing the Development of the MTA System Poses Ongoing Technical Challenges

     From time to time during the development process of the MTA system, we have been required to redesign certain components of the MTA system because of previously unforeseen design flaws. For example, we have discovered certain design flaws in certain application-specific integrated circuits, printed circuit boards and flex circuits, all of which had to be redesigned. We also continue to find certain flaws or "bugs" in our system software, which require correction. This redesign work has been costly and caused delays in the development of our prototype, in the delivery of our initial MTA system and in upgrades to that system. We expect that additional modifications to the hardware components, system software and the integrated system will be necessary as we build larger MTA systems for the commercial market. Additional delays in completing the various hardware components or software, or in integrating the full system, would materially and adversely affect our business and results of operations.

Our Suppliers May Not Deliver Acceptable Hardware Components

     The manufacture of components for the MTA system is a difficult and complex process, and few companies can meet our requirements. Our suppliers have previously experienced problems in manufacturing MTA system components to our design and quality specifications. In prior years we have been forced to redesign certain components for manufacture by alternative suppliers because our original suppliers were unable to consistently manufacture components of satisfactory quality. In 1997 and 1998, we experienced varying (and sometimes "zero") yields of gallium arsenide application-specific integrated circuits, limited and delayed deliveries of such integrated circuits and deliveries of a very limited number of reliable printed circuit boards. Together, these supply constraints caused substantial delays in our ability to deliver the initial MTA system to the San Diego Supercomputer Center and upgrading that system to larger configurations.

     Although we are working with our suppliers to solve these problems, there can be no assurance that they will be able to manufacture the components to our design and quality specifications. Future manufacturing difficulties or limitations of the suppliers could result in:

o a limitation on the number of MTA systems that can be produced using such components;

o unacceptably high prices for those components, with a resulting loss of profitability and loss of competitiveness for our products; and

o increased demands on our financial resources, requiring additional equity and/or debt financings to continue business operations.

We Will Need Additional Capital To Continue Business Operations

     Present cash resources and revenue from anticipated sales of MTA systems and existing service contracts will be insufficient to finance our planned operations throughout 1999. We believe that we will need to raise at least $12 million to meet our contractual commitments and to continue our current levels of business operations even if we receive revenues from system sales when anticipated; we have raised approximately $7 million from financings in the first quarter of 1999. If we do not receive any revenues from system sales when anticipated, then we will need additional capital. Even after completing such financings and reciving product revenue from sales, we may raise additional equity capital in 1999 to enhance our financial position for future operations. Financings may not be available to us when needed or, if available, may not be available on satisfactory terms or may be dilutive to our shareholders. If no financing is available to us or is available only on a limited basis, then we would have to significantly reduce our current operations, including inventory purchases, research and design expenditures and numbers of employees.

We Have Had Limited Revenues and No Earnings; This May Continue

     We have experienced net losses in each year of operations, and had an accumulated net loss of approximately $62.6 million as of December 31, 1998. We incurred net losses $12.1 million in 1996, $15.8 million in 1997, and $19.8 million in 1998. We expect to incur substantial further losses until we make sales on a regular basis. We do not expect to have a profitable fiscal quarter prior to 2000, if then.

     Whether we will achieve additional revenue, or any earnings, will depend upon a number of factors, including:

o our ability to manufacture production quality MTA systems in commercial quantities;

o    our ability to achieve broad market acceptance of the MTA system;

o    the level of revenue in any given period;

o    the terms and conditions of sale or lease for an MTA system;

o    the MTA system model or models sold; and

o    our expense levels and manufacturing costs.

There can be no assurance that we will be successful in delivering and receiving payments for any additional MTA systems, or that we will be able to generate additional sales or achieve a profitable level of operations in the future.

Our Reliance on Third Party Suppliers Poses Significant Risks

     We subcontract the manufacture of substantially all of our hardware components, including integrated circuits, printed circuit boards, flex circuits and power supplies, on a sole or limited source basis to third party suppliers. We obtain our gallium arsenide integrated circuits from Vitesse Semiconductor Corporation and TriQuint Corporation; printed circuit boards from Multek Corporation and Johnson-Matthey Inc.; flex circuits from Compunectics Inc.; power supplies from ABB Power Supplies, Inc.; uninterruptible power supplies from Pillar GmbH; and cooling distribution units from C.H. Bull Company. We are exposed to substantial risks because of our reliance on these and other limited or sole source suppliers. For example:

o if a reduction or interruption of supply of our components occurred, it could take us a considerable period of time to identify and qualify alternative suppliers to redesign our products as necessary and recommence manufacture;

o if we were ever unable to locate a supplier for a component, we would be unable to assemble and deliver our products;

o one or more suppliers may make strategic changes in their product lines, which may result in the delay or suspension of manufacture of our components or systems; and

o some of our key suppliers are small companies with limited financial and other resources, and consequently may be more likely to experience financial difficulties than larger, well established companies.

CMOS Implementation Will Require Significant Resources and May Not Be Successful

     Over the next couple of years we plan to replace in stages most of our gallium arsenide integrated circuits with integrated circuits made of CMOS (complementary metal-oxide silicon). We believe that CMOS application-specific integrated circuits will enable us to offer larger, more cost effective systems. For example, the 24 gallium arsenide application-specific integrated circuits currently on each processor board likely will be replaced by one CMOS microprocessor. This process requires the redesign of all integrated circuits, application-specific integrated circuit packages and printed circuit boards, which in turn involves significant effort by our engineers and requires us to devote significant capital for non-recurring engineering expenses, including payments to potential suppliers and for design assistance. If we encounter significant problems with this redesign, we may be delayed substantially in delivering larger systems, which would materially and adversely affect our working capital, business and results of operations. If we are successful in producing CMOS components as planned, we may not be able, or desire, to use any of the then remaining inventory of gallium arsenide components, and we may incur a substantial expense in writing off such inventory.

A Substantial Number of Our Shares Are Eligible for Future Sale and Could Depress Market Prices

     Sale of a substantial number of shares of our common stock in the public market or the prospect of such sales could materially and adversely affect the market price of the common stock. As of March 8, 1999, we had outstanding:

o    14,328,701 shares of common stock;

o 5,715 shares of Series B Convertible Preferred Stock convertible into an indeterminate number of shares of common stock; and

o privately placed warrants to purchase another 1,845,521 shares of common stock.

Almost all of our outstanding shares of common stock may be sold without substantial restrictions. In addition, as of March 8, 1999, we had granted options under our option plans to purchase an aggregate of 3,095,895 shares of common stock. All of the shares purchased under the option plans are available for sale in the public market, subject in some cases to volume and other limitations.

     Sales in the public market of substantial amounts of common stock, including sales of common stock issuable upon conversion of the Series B Convertible Preferred Stock or the exercise of the privately placed warrants, could depress prevailing market prices for the common stock. Even the perception that such sales could occur may impact market prices.

Additional Shares Issuable By Us Would Dilute Your Shareholdings and Could Hinder Our Ability to Obtain Additional Financing

We may be required to issue substantial additional shares of common stock to holders of our Series B Convertible Preferred Stock and to holders of common stock with certain "adjustment" rights. The Series B Convertible Preferred Stock has a variable conversion rate equal to the lowest market "sale" price (subject to adjustment in certain circumstances) in the five trading days prior to each conversion. The number of shares of common stock that would be issuable upon conversion of the 5,715 shares of Series B Convertible Preferred Stock outstanding as of March 8, 1999 (excluding any issuance of common stock in payment of 5% per annum accrued dividends on the Series B) is illustrated below:

                                                Number of Shares
                                                   of Common
              Conversion Price                   Stock Issuable

                   $10.00                           571,500

                    $8.00                           714,375

                    $6.00                           952,500

                    $4.00                          1,428,750

The Series B convertible preferred stock may be converted at any time, but holders tend to convert their shares when the market price of our common stock increases significantly within short periods.

     The shares of common stock sold to the selling shareholders in the September 1998 and December 1998 private placements have certain "adjustment" rights pursuant to which we are required to issue warrants to purchase additional shares of common stock at an exercise price of $.01 per share to the selling shareholders (or to their permitted assigns) if the market price of our common stock is less than a specified target value on certain "measurement dates."

     We agreed with the selling shareholders that the first measurement date would be on February 22, 1999, as of which date we became obligated to issue warrants to acquire 536,585 additional shares of common stock (the "February Adjustment Warrants") to the selling shareholders in accordance with the terms of the adjustment provisions of the subscription agreements for the September and December private placements. The shares underlying the February Adjustment Warrants have been registered in the Registration Statement of which this prospectus constitutes a part.

     The next measurement date will be on May 22, 1999. Assuming that the selling shareholders continue to hold all of the 800,000 shares issued to them in the September and December private placements and all of the February Adjustment Warrants, the number of warrants to purchase additional shares that would be issued to the investors on that date is illustrated below:

                Market Price of                Number of
                 Common Stock              Warrants Issuable
                ---------------            -----------------

                    $12.00                        - 0 -

                    $10.00                       80,000

                     $8.00                      200,000

                     $6.00                      478,048

                     $4.00                    1,385,365

     Subsequent measurement dates are every three months thereafter through September 30, 2001, and each subsequent target value will be $12.00 or the lowest target value for any prior measurement date.

     For subsequent measurement dates, the adjustment provision operates similarly. If the market price is less than the applicable target value for measurement dates after May 22, 1999, then the number of shares to be issued will be increased by 1.25%, which reflects a negotiated issuance premium. Assuming that the market price of the common stock on May 22, 1999 was $8.00 per share and the selling shareholders continue to hold the original 800,000 shares, the February Adjustment Warrants, and the warrants to purchase an additional 200,000 shares assumed to be issued on May 22, 1999, our obligation to issue warrants to acquire additional shares on August 22, 1999 (the third measurement date) may be illustrated as follows:

                Market Price of                Number of
                 Common Stock              Warrants Issuable
                ---------------            -----------------

                    $12.00                        - 0 -
                    $10.00                        - 0 -
                     $8.00                        - 0 -
                     $6.00                      300,731
                     $4.00                    1,219,390

     The existence of the Series B Convertible Preferred Stock and the possibility of the issuance of warrants to acquire additional shares, as described above, as well as the existence of other outstanding warrants and options, may prove to be a hindrance to our future equity financings. Further, the holders of such warrants and options may exercise them at a time when we would otherwise be able to obtain additional equity capital on terms more favorable to us. Such factors could materially and adversely affect our ability to meet our capital needs.

Expected Sales Prices May Not Be Realizable

     Most of our potential customers already own or lease very high performance computer systems. Some of our competitors may offer trade-in allowances or substantial discounts to potential customers, and we may not be able to match such sales incentives. We may be required to provide discounts to make sales or to finance the leasing of our products, which would result in a deferral of our receipt of cash for such systems. These developments could materially and adversely affect our business and results of operations.

Continued Government Funding is Uncertain

     We have targeted U.S. and foreign government agencies and research laboratories for our early sales. Our first sale was to the U.S. National Science Foundation for installation at the San Diego Supercomputer Center. The U.S. government historically has facilitated the development of, and has constituted a market for, new and enhanced very high performance computer systems. If the U.S. government or foreign governments were to reduce or delay funding of certain high technology programs employing high performance computing, then one of our target markets would be seriously adversely affected. The inability of U.S. and foreign government agencies to procure additional very high performance computer systems, due to lack of funding or for any other reason, would materially and adversely affect our business, results of operations and need for capital.

Significant Sales Depends Upon the Porting of Third Party Application Software

     In order to make sales in markets beyond the very high performance scientific market, such as government agencies and research laboratories, to engineering and other commercial markets, we must be able to attract independent software vendors to port their software application programs so that they will run on the MTA system. We also plan to modify and port third-party software applications to the MTA system ourselves to facilitate the expansion of our potential markets. There can be no assurance that we will be able to induce independent software vendors to port their applications, or that we will successfully port third-party applications to the MTA system, and the failure to do so could materially and adversely affect our business and results of operations.

Rapid Growth Could Strain Our Management and Financial Resources

     If we are successful in manufacturing and marketing the MTA system, we believe that Tera would undergo a period of rapid growth that could place a significant strain on our management, financial and other resources. Our ability to manage our growth will require us:

o    to continue to improve our operational and financial systems;

o    to motivate and effectively manage our employees;

o to complete the implementation of a new financial, budgeting and management information system; and

o    to enhance internal control systems.

Our success will depend on our management's ability to make these changes and to manage our operations effectively over the long term.

Our Success Depends on Key Personnel

     Our success also will depend in large part upon our ability:

o to attract and retain highly skilled technical and marketing and sales personnel;

o    to provide technological depth and support;

o    to complete and enhance the MTA system hardware and software; and

o    to develop implementations of the MTA system.

Competition for highly skilled management, technical, marketing and sales personnel is intense. We may not succeed in attracting and retaining such personnel.

     We are dependent on Burton J. Smith, our Chairman of the Board and Chief Scientist, and James E. Rottsolk, our Chief Executive Officer. The loss of either officer's services could have a material impact on our ability to achieve our business objectives. We are the beneficiary of key man life insurance policies on the lives of Messrs. Smith and Rottsolk in the amount of $2 million and $1 million, respectively. We have no employment contracts with either Mr. Smith or Mr. Rottsolk, or with any other employee.

Our Quarterly Performance May Vary Significantly

     If we are able to attain market acceptance of the MTA system, one or a few system sales may account for a substantial percentage of our quarterly and annual revenue. This is due to the anticipated high average sales price of the MTA system models and the timing of purchase orders and product acceptances. Because a number of our prospective customers receive funding from the U.S. or foreign governments, the timing of orders from such customers may be subject to the appropriation and funding schedules of the relevant government agencies. The timing of orders and shipments also could be affected by other events outside our control, such as:

o    changes in levels of customer capital spending;

o    the introduction or announcement of competitive products;

o    the availability of components; or

o    currency fluctuations and international conflicts or economic crises.

Because of these factors, revenue, net income or loss and cash flow are likely to fluctuate significantly from quarter to quarter.

U.S. Export Controls Could Hinder Our Sales to Foreign Customers

     The U.S. government regulates the export of high performance computer systems such as the MTA system. Delay or denial in the granting of any required licenses could materially and adversely affect our business and results of operations.

We May Not Be Able to Keep Up With Rapid Technological Change

     Our market is characterized by rapidly changing technology, accelerated product obsolescence, and continuously evolving industry standards. Our success will depend upon our ability to complete development of the MTA system and to introduce new products and features in a timely manner to meet evolving customer requirements. We may not succeed in these efforts. Our business and results of operations will be materially and adversely affected if we incur delays in developing our products or if such products do not gain broad market acceptance. In addition, products or technologies developed by others may render our products or technologies noncompetitive or obsolete.

Competition in the High Performance Computer Market is Intense

     Our competitors include established companies that are well-known in the high performance computer market and new entrants capitalizing on developments in parallel processing and increased computer performance through networking.

     The high performance computer market is highly competitive and has been dominated by Cray Research, Inc., now a subsidiary of Silicon Graphics, Inc. Other participants in the market include IBM Corporation and Japanese companies such as NEC Corporation, Fujitsu, Ltd., and Hitachi, Ltd. Each of these competitors has broader product lines and substantially greater research, engineering, manufacturing, marketing and financial resources than we do. A number of companies have developed or plan to develop parallel systems for the high performance computer market. To date, these products have been limited in applicability and scalability and are often difficult to program. A breakthrough in architecture or software technology could change this situation. Such a breakthrough would materially and adversely our business and results of operations.

     The performance of the MTA system may not be competitive with the computer systems offered by our competitors, and we may not compete successfully over time against new entrants or innovative competitors at the lower end of the market. Furthermore, periodic announcements by our competitors of new high performance computer systems and price adjustments may materially and adversely affect our business and results of operations.

We May Not Be Able To Protect Our Proprietary Information and Rights Adequately

     We rely on a combination of copyright and trade secret protection, non-disclosure agreements and licensing arrangements to establish, protect and enforce our proprietary information and rights. In addition, we have a number of patent applications pending and plan to file additional patent applications. There can be no assurance, however, that patents will be issued from the pending applications or that any issued patents will protect adequately those aspects of our technology to which such patents will relate. Despite our efforts to safeguard and maintain our proprietary rights, there can be no assurance that we will succeed in doing so or that our competitors will not independently develop or patent technologies that are substantially equivalent or superior to our technologies.

     Although we are not a party to any present litigation regarding proprietary rights, third parties may assert intellectual property claims against us in the future. Such claims, if proved, could materially and adversely affect our business and results of operations. In addition, even meritless claims require management attention and cause us to incur significant expense.

     The laws of certain foreign countries do not protect intellectual property rights to the same extent or in the same manner as do the laws of the United States. Although we continue to implement protective measures and intend to defend our proprietary rights vigorously, there can be no assurance that these efforts will succeed.

Our Stock Price May Be Volatile

     The trading price of our common stock could be subject to significant fluctuations in response to, among other factors:

o    variations in quarterly operating results;

o    changes in analysts' estimates;

o    announcements of technological innovations by us or our competitors; and

o    general conditions in the high performance computer industry.

In addition, the stock market is subject to price and volume fluctuations that particularly affect the market prices for small capitalization, high technology companies. These fluctuations are often unrelated to the operating performance of these companies.

It May Become More Difficult to Sell Our Stock in the Public Market

     Our common stock is quoted on the Nasdaq National Market. In order to remain listed on this market, the Company must meet Nasdaq's listing maintenance standards. If the price of our common stock falls below minimum price levels for an extended period, or we are unable to continue to meet Nasdaq's standards for any other reason, the common stock could be delisted from the Nasdaq National Market.

     If the common stock is delisted, we likely would seek to list the common stock on the Nasdaq SmallCap Market or for quotation on the American Stock Exchange or a regional stock exchange. However, listing or quotation on such market or exchange could reduce the liquidity of the market for the common stock.

     If the common stock were not listed or quoted on another market or exchange, trading of the common stock would be conducted in the over-the-counter market on an electronic bulletin board established for unlisted securities or in what are commonly referred to as the "pink sheets." As a result, an investor would find it more difficult to dispose of, or to obtain accurate quotations for the price of, the common stock. In addition, such delisting from the Nasdaq National Market and failure to obtain listing or quotation on such other market or exchange would subject our securities to so-called "penny stock" rules that impose additional sales practice and market-making requirements on broker-dealers who sell and/or make a market in such securities. Consequently, removal from the Nasdaq National Market and failure to obtain listing or quotation on another market or exchange could affect the ability or willingness of broker-dealers to sell and/or make a market in the common stock and the ability of purchasers of the common stock to sell their securities in the secondary market. In addition, if the market price of the common stock falls to below $5.00 per share, we may become subject to certain penny stock rules even if our common stock is still quoted on the Nasdaq National Market. While such penny stock rules should not affect the quotation of our common stock on the Nasdaq National Market, such rules may further limit the market liquidity of the common stock and the ability of investors to sell the common stock in the secondary market.

We Do Not Anticipate Declaring Any Dividends

We have not previously paid any dividends on our common stock and for the foreseeable future we intend to continue our policy of retaining any earnings to finance the development and expansion of our business.

Certain Provisions of our Articles and Bylaws Could Make a Proposed Acquisition That is Not Approved by Our Management More Difficult

Certain provisions of our Restated Articles of Incorporation and Restated Bylaws could make it more difficult for a third party to acquire us. These provisions could limit the price that certain investors might be willing to pay in the future for our common stock.

     For example, our Articles and Bylaws provide for:

o a staggered Board of Directors, so that only two of six new directors are elected each year;

o removal of a director for cause only upon the affirmative vote of not less than two-thirds of the shares entitled to vote to elect directors;

o the issuance of preferred stock, without shareholder approval, with rights senior to those of the common stock;

o    no cumulative voting of shares;

o a special meeting of the shareholders only upon demand by the holders of not less than 30% of the shares entitled to vote at such a meeting;

o amendments to the Articles of Incorporation require the affirmative vote of not less than two-thirds of the outstanding shares entitled to vote on the amendment, unless the amendment was approved by a majority of "continuing directors" (as that term is defined in our Articles);

o special voting requirements for mergers and other business combinations, unless the proposed transaction was approved by a majority of continuing directors;

o special procedures to bring matters before our shareholders at our annual shareholders' meeting; and

o special procedures for nominating members for election to the Board of Directors.

--------------------------------------------------------------------------------
                Special Note Regarding Forward-Looking Statements

Some of the statements contained in this prospectus discuss future expectations, contain projections or results of operations or financial condition or state other "forward-looking" information. These statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ from those contemplated by the statements and, therefore, these statements are not guarantees of our future performance.
--------------------------------------------------------------------------------

                                 CAPITALIZATION


     The following table sets forth the capitalization of the Company as of December 31, 1998, excluding (i) 2,583,036 shares issuable upon exercise of outstanding stock options as of December 31, 1998 and (ii) 1,072,936 shares of common stock currently issuable upon exercise of certain privately placed warrants.

                                                               December 31, 1998
                                                               -----------------
Long-term portion of capital leases .............................$    573,054

Shareholders' equity:
    Preferred Stock, $.01 par value:
    5,000,000 shares authorized; issued
    and outstanding, 6,000 shares of
    Series B Convertible ........................................   5,674,406

    Common Stock, $.01 par value:
        25,000,000 shares authorized; issued
        and outstanding, 14,235,085 shares ......................  68,744,437

    Preferred Stock dividend distributable ......................      75,000

Accumulated deficit ............................................. (62,604,556)

    Total shareholders' equity ..................................  11,889,287

        Total capitalization ....................................$ 12,462,341
                                                                 ============

                              SELLING SHAREHOLDERS

     On September 30, 1998, Advantage Fund II Ltd. ("Advantage") and Koch Industries, Inc. (Koch") each acquired 300,000 shares of common stock and warrants to purchase 60,504 shares of common stock (the "September Private Placement"). On December 16, 1998, Genesee Fund Limited - Portfolio B ("Genesee") and Koch each acquired 100,000 shares of common stock and warrants to purchase 20,168 shares of common stock (the "December Private Placement"). Advantage, Koch, and Genesee are sometimes referred to in this prospectus individually as a "selling shareholder" and collectively as the "selling shareholders." Except with respect to the parties to the transactions and the number of shares and warrants issued by Tera, the terms and conditions of the September Private Placement and the December Private Placement were identical in all material respects. The material terms of the subscription agreements pursuant to which the selling shareholders acquired the shares of common stock, warrants, and February Adjustment Warrants are described fully in the Current Report on Form 8-K, as filed with the SEC on March 25, 1999, which report is incorporated by reference in this prospectus.

     The common stock purchase warrants issued by Tera to the selling shareholders in the September Private Placement and December Private Placement are exercisable at $6.00 per share. This exercise price is subject to adjustment in the event of stock splits, stock dividends, recapitalizations, reclassifications, and other common anti-dilution events. The exercise price does not adjust for changes in market price or other performance criteria. The warrants contain provisions which permit "cashless exercises" pursuant to which, at the time of exercise, the exercising holders may surrender to Tera a number of underlying shares of common stock having a market value equal to the aggregate exercise price of the warrants being exercised, reducing the total number of shares to be issued by the Company upon exercise.

     The shares issued to the selling shareholders in the September Private Placement and the December Private Placement, the shares issuable upon exercise of the warrants issued in those transactions, and the shares issuable upon exercise of the February Adjustment Warrants have been registered in the registration statement of which this prospectus forms a part.

     The following table sets forth certain information as of March 22, 1999, regarding the ownership of the common stock by the selling shareholders and as adjusted to give effect to the sale of the shares offered hereby. The information relating to the shares owned by the selling shareholders prior to the offering excludes:

     o the number of shares issuable upon exercise of the warrants issued in the September Private Placement and the December Private Placement;

     o the number of shares issuable upon exercise of the February Adjustment Warrants;

     o shares of common stock issuable upon conversion of the 5,197 shares of Series B Convertible Preferred Stock issued by the Company to Advantage and Genesee in June 1998 that were outstanding as of March 22, 1999, and accrued dividends thereon payable in shares of common stock; and

     o shares issuable upon the exercise of common stock purchase warrants issued by the Company to Advantage and Genesee in December 1997 and June 1998 that were outstanding as of March 22, 1999.

The information relating to the shares being offered hereby represents:

     o the number of shares of common stock sold to the selling shareholders in the September Private Placement and December Private Placement;

     o the number of shares of common stock issuable upon exercise of the warrants issued to the selling shareholders in the September Private Placement and December Private Placement; and

     o the number of shares issuable upon exercise of the February Adjustment Warrants.

                                                                              Ownership After Offering
                                                    Shares                     if All Shares Offered
                                            Owned Prior to    Shares Being        Hereby Are Sold
     Selling Shareholder                          Offering         Offered     Shares         Percent
     -------------------                          --------         -------     ------         -------
     Advantage Fund II Ltd.                        300,000         561,723      - 0 -            -
     Genesee Fund Limited -Portfolio B             100,217         187,241      - 0 -            -
     Koch Industries, Inc.                         400,000         748,965      - 0 -            -

     The selling shareholders and their respective officers and directors have not held any positions or office or had any other material relationship with Tera or any of its affiliates within the past three years.

     In recognition of the fact that the selling shareholders may wish to be legally permitted to sell their shares when they deem appropriate, the Company agreed with the selling shareholders to file with the SEC, under the Securities Act, a registration statement on Form S-3, of which this prospectus forms a part, with respect to the resale of the shares, and has agreed to prepare and file such amendments and supplements to the registration statement as may be necessary to keep the registration statement effective until the shares are no longer required to be registered for the sale thereof by the selling shareholders. The Company also has agreed to file additional registration statements in the future to register for resale any additional shares of common stock issuable to the selling shareholders pursuant to their adjustment rights described in the "Risk Factor" entitled "Additional Shares Issuable By Us Would Dilute Your Shareholdings and Could Hinder Our Ability to Obtain Additional Financing" on page 7 hereof and in the Current Report on Form 8-K, as filed with the SEC on March 25, 1999, which report is incorporated by reference in this prospectus.

                              PLAN OF DISTRIBUTION

     The shares offered by this prospectus may be sold from time to time by the selling shareholders or by their pledgees, donees, transferees or other successors in interest. Sales may be made on one or more exchanges or in the over-the-counter market (including the National Market), in privately negotiated transactions, through the writing of options on the shares, or otherwise at market prices then prevailing or at prices related to the then-current market price, at fixed prices that may be changed, or at negotiated prices. Any shares covered by this Prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under such Rule rather pursuant to this Prospectus.

     The shares may be sold to or through brokers or dealers, who may act as agent or principal, or in direct transactions between the selling shareholders and purchasers. In addition, the selling shareholders may, from time to time, sell short the common stock, and in such instances this prospectus may be delivered in connection with such short sale and the shares offered hereby may be used to cover the short sale.

     Transactions involving brokers or dealers may include (a) ordinary brokerage transactions, (b) transactions in which the broker or dealer solicits purchasers, (c) block trades in which the broker or dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction, and (d) purchases by a broker or dealer as a principal and resale by such broker or dealer for its account. In effecting sales, brokers and dealers engaged by the selling shareholders or from the purchasers of the shares may arrange for other brokers or dealers to participate. Participating brokers or dealers may receive discounts, concessions or commissions from the selling shareholders, the purchasers of the shares for whom such broker or dealer may act as agent or to whom they may sell as principal. Any such compensation payable to a broker or dealer may exceed customary commissions. The Selling Shareholders and such brokers and dealers who act in connection with the sale of shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profit on any resale of the shares as principal may be deemed to be underwriting discounts and commissions under the Securities Act.

     In connection with distributions of the common stock, the selling shareholders may enter into hedging transactions with brokers or dealers and the brokers or dealers may engage in short sales of the common stock in the course of hedging the positions they assume with the selling shareholders. The selling shareholders also may enter into option or other transactions with brokers or dealers that involve the delivery of the common stock to the brokers or dealers, who may then resell or otherwise transfer such common stock. The selling shareholders also may loan or pledge the common stock to a broker or dealer and the broker or dealer may sell the common stock so loaned or upon default may sell or otherwise transfer the pledged common stock.

     Advantage and Genesee have agreed to limit their sales of the Company's common stock on the public market to no more than 5,000 shares, in the aggregate, per day through May 31, 1999. This limitation will not apply if and as long as the bid price for the common stock exceeds $13.00 per share.

     Tera is bearing all costs relating to the registration of the shares. Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the shares will be borne by the selling shareholders, the purchasers of the shares, or both. Tera will receive none of the proceeds from the sale of the shares by the selling shareholders. The Company and the selling shareholders each have agreed to indemnify the other against certain liabilities, including liabilities arising under the Securities Act, that relate to statements or omissions in the registration statement of which this prospectus forms a part.

                                     EXPERTS

     The balance sheets of Tera Computer Company as of December 31, 1996 and 1997 and the related statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997, and period from December 7, 1987 (inception) through December 31, 1997, incorporated by reference into this prospectus, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports with respect thereto. Such financial statements have been so incorporated in reliance on the reports of such firm given upon their authority as experts in accounting and auditing.

                   LIMITATION OF LIABILITY AND INDEMNIFICATION

     The Company's Restated Articles of Incorporation provide that, to the fullest extent permitted by the Washington Business Corporation Act, the Company's directors will not be liable for monetary damages to the Company or its shareholders, excluding, however, liability for acts or omissions involving intentional misconduct or knowing violations of law, illegal distributions or transactions from which the director receives benefits to which the director is not legally entitled. The Company's Restated Bylaws provide that the Company will indemnify its directors and, by action of the Board of Directors, may indemnify its officers, employees and other agents of the Company to the fullest extent permitted by applicable law, except for any legal proceeding that is initiated by such directors, officers, employees or agents without authorization of the Board of Directors.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                      INFORMATION INCORPORATED BY REFERENCE

     The SEC allows us to "incorporate by reference" certain of our publicly-filed documents into this prospectus, which means that information included in those documents is considered part of this prospectus. Information that we file with the SEC subsequent to the date of this prospectus will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the selling shareholders have sold all the shares.

     The following documents filed with the SEC are incorporated by reference in this prospectus:

     1. Our Annual Report on Form 10-K for the year ended December 31, 1997, and Amendments No. 1 and No. 2 on Form 10-K/A for the year ended December 31, 1997;

     2. Our Quarterly Report on Form 10-Q for the quarter ended March 31,1998, and Amendment No. 1 on Form 10-Q/A for the quarter ended March 31, 1998;

     3. Our Quarterly Report on Form 10-Q for the quarter ended June 30,1998, and Amendment No. 1 on Form 10-Q/A for the quarter ended June 30, 1998;

     4. Our Quarterly Report on Form 10-Q for the quarter ended September 30, 1998;

     5. Our Current Reports on Form 8-K as filed with the SEC on January 7, 1998, January 22, 1998, October 8, 1998, November 8, 1998, and December 23, 1998, and March 25, 1999; and

     6. The description of our common stock set forth in our Registration Statement on Form SB-2 (Registration No. 33-95460-LA), including any amendment or report filed for the purpose of updating such description, as incorporated by reference in our Registration Statement on Form 8-A (Registration No. 0-26820), including the amendment thereto on Form 8-A/A.

     We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, other than exhibits to such documents. You should direct any requests for documents to Investor Relations, Tera Computer Company, 411 First Avenue South, Suite 600, Seattle, Washington 98104, Telephone (206) 701-2000.

     The information relating to the Company contained in this prospectus is not comprehensive and should be read together with the information contained in the incorporated documents.

                              AVAILABLE INFORMATION

     This prospectus is part of a Registration Statement on Form S-3 that we filed with the SEC. Certain information in the Registration Statement has been omitted from this prospectus in accordance with SEC rules.

     We file annual, quarterly and special reports and other information with the SEC. You may read and copy the Registration Statement and any other document that we file at the SEC's public reference rooms located at Room 1024, Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549; 7 World Trade Center, Suite 1300, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to you free of charge at the SEC's web site at http://www.sec.gov or through our web site at http://www.tera.com.

     Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance you should refer to the copy of such contract or other document filed as an exhibit to the Registration Statement.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS


Item 14. Other Expenses of Issuance and Distribution.

     All expenses in connection with the issuance and distribution of the securities being registered will be paid by the Company. The following is an itemized statement of these expenses (all amounts are estimated except for the SEC and Nasdaq listing fees):

         SEC Registration fee.............................. $     3,160

         Nasdaq listing fee................................ $    17,500

         Legal fees........................................ $    40,000
         Accountant's Fees................................. $    15,000

         Printing Fees..................................... $       500

         Miscellaneous..................................... $       840
                                                            -----------

         Total............................................. $    77,000


Item 15. Indemnification of Officers and Directors.

     Article XII of the Company's Restated Articles of Incorporation and Section 11 of the Company's Restated Bylaws require indemnification of directors, officers, employees and agents of the Company to the fullest extent permitted by the Washington Business Corporation Act (the "Act"). Sections 23B.08.500 through 23B.08.000 of the Act authorize a court to award, or a corporation's board of directors to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act.

     Section 23B.08.320 of the Act authorizes a corporation to limit a director's liability to the corporation or its shareholders for monetary damages for acts or omissions as a director, except in certain circumstances involving intentional misconduct, self-dealing or illegal corporate loans or distributions, or any transaction from which the director personally receives a benefit in money, property or services to which the director is not legally entitled. Article XI of the Company's Restated Articles of Incorporation contains provisions implementing, to the fullest extent permitted by Washington law, such limitations on a director's liability to the Company and its shareholders.

Item 16. Exhibits.

  3.1     Restated Articles of Incorporation of the Company (1)

  3.1.1 Articles of Amendment Containing the Statement of Rights and Preferences of the Series B Convertible Preferred Stock of the Company
          (2)

  3.1.2 Articles of Amendment Containing the Statement of Rights and Preferences of the Series A Convertible Preferred Stock of the Company
          (3)

  3.1.3 Articles of Amendment Containing the Statement of Rights and Preferences of the Series C Convertible Preferred Stock of the Company
          (4)

  3.2     Restated Bylaws of the Company (1)

  4.1 Subscription Agreement, dated as of September 30, 1998, by and between the Registrant and each of Advantage Fund II Ltd. and Koch Industries, Inc. (5)

  4.2 Registration Rights Agreement, dated as of September 30, 1998, by and between the Registrant and Advantage Fund II Ltd. (6)

  4.3 Registration Rights Agreement, dated as of September 30, 1998, by and between the Registrant and Koch Industries, Inc. (6)

  4.4 Form of Warrant Issued by the Company to Advantage Fund II Ltd., Koch Industries, Inc., and Genesee Fund Limited - Portfolio B (6)

  4.5 Amendment to Subscription Agreement, dated as of September 30, 1998, by and between the Registrant and each of Advantage Fund II Ltd. and Koch Industries, Inc. (5)

  4.6 Subscription Agreement, dated as of December 16, 1998, by and between the Registrant and each of Genesee Fund Limited - Portfolio B and Koch Industries, Inc.

  4.7 Registration Rights Agreement, dated as of December 16, 1998, by and between the Registrant and Genesee Fund Limited - Portfolio B

  4.8 Registration Rights Agreement, dated as of December 16, 1998, by and between the Registrant and Koch Industries, Inc.

  4.9 Amendment Agreement, dated as of March 22, 1999, by and among Registrant, Advantage Fund II Ltd. and Koch Industries, Inc.

  4.10 Amendment Agreement, dated as of March 22, 1999, by and among Registrant, Genesee Fund Limited - Portfolio B and Koch Industries, Inc.

  4.11 Form of Warrant issuable to Advantage Fund II Ltd., Genesee Fund Limited - Portfolio B, and Koch Industries, Inc.

  4.12 Market Sales Agreement, dated as of March 22, 1999, by and between Registrant and each of Advantage Fund II Ltd. and Genesee Fund Limited
          - Portfolio B

  5       Opinion on Legality

  23      Consent of Deloitte & Touche LLP

  24      Power of Attorney (6)

--------------

(1) Incorporated by reference to Amendment No. 3 to the Company's Registration Statement on Form SB-2, Registration No. 33-95460-LA, filed with the Commission on September 22, 1995

(2) Incorporated by reference to the Company's Registration Statement on Form S-3, Registration No. 333-60167, filed with the Commission on July 30, 1998.

(3) Incorporated by reference to the Company's Registration Statement on Form S-3, Registration No. 333-44137, filed with the Commission on February 3, 1998.

(4) Incorporated by reference to the Company's Registration Statement on Form S-3, Registration No. 333-37465, filed with the Commission on October 8, 1997.

(5) Incorporated by reference to the Company's Form 10-Q for the Quarterly Period Ended September 30, 1998.

(6) Incorporated by reference to the Company's Registration Statement on Form S-3, Registration No. 333-67885, filed with the Commission on November 24, 1998


Item 17. Undertakings.

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

               provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or
          Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question, whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on March 25, 1999.

                                       TERA COMPUTER COMPANY


                                       By: /s/ JAMES E. ROTTSOLK
                                           -------------------------------------
                                           James E. Rottsolk
                                           Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated below on the 25th day of March, 1999:

Signature and Title
-------------------

/s/ BURTON J. SMITH                    * /s/ DAVID N. CUTLER
----------------------------------     ----------------------------------
Burton J. Smith                        David N. Cutler, Director
Chairman of the Board of Directors


/s/ JAMES E. ROTTSOLK                  * /s/ DANIEL J. EVANS
----------------------------------     ----------------------------------
James E. Rottsolk                      Daniel J. Evans, Director
Chief Executive Officer and
Director


/s/ KENNETH W. JOHNSON                 * /s/ KENNETH W. KENNEDY
----------------------------------     ----------------------------------
Kenneth W. Johnson                     Kenneth W. Kennedy, Director
Principal Financial Officer


/s/ PHILISSA SARGIN                    * /s/ JOHN W. TITCOMB
----------------------------------     ----------------------------------
Philissa Sargin                        John W. Titcomb, Jr., Director
Principal Accounting Officer


/s/ JAMES E. ROTTSOLK
---------------------------------
* By James E. Rottsolk,
     Attorney-in-fact